EXHIBIT 15.1

November 8, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 8, 2010 on our review of interim financial information of Tenneco Inc. for the periods ended September 30, 2010 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 is incorporated by reference in Registration Statement Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249, 333-27281, 333-41537, 333-48777, 333-76261, 333-33442, 333-33934, 333-58056, 333-101973, 333-113705, 333-142475, 333-142473 and 333-159358 on Form S-8 and Registration Statement Nos. 333-24291 and 333-159305 on Form S-3.

With respect to the unaudited financial information of Tenneco Inc. for the three-month and nine-month periods ended September 30, 2010, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. The separate report of PricewaterhouseCoopers LLP states that they did not audit and do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on the report of PricewaterhouseCoopers LLP on such information should be restricted in light of the limited nature of the review procedures applied and because that report is not subject to the liability provisions of Section 11 of the Securities Act of 1933 as such report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

Very truly yours,

/s/ PricewaterhouseCoopers LLP